MOMENTOUS ENTERTAINMENT GROUP PAYS OFF TYPENEX CO-INVESTMENT LLC

Typenex Payoff Should take Some Downward Pressure off Stock

LAS VEGAS, NEVADA, December 14, 2016 – Momentous Entertainment Group, Inc. (“Momentous”) (OTCBB:MMEG), a diversified media company with a focus on technology that create, produce and distribute quality content across various media platforms is pleased to  announce today that it has paid off by internal wire transfer its convertible debt with Typenex Co-Investment LLC as of December 13th 2016.  Typenex financed the Company in February of 2016 by providing a convertible note that it has been converting as selling since August.  Once Typenex has vacated their equity position in Momentous they intend to update their 13G on Edgar.

“Paying off Typenex is a significant milestone in the Company’s financing strategies that should allow the Company’s equity to have less selling pressure and have an opportunity for value recovery.  As the Company draws nearer to closing on it first acquisition of VZ Network Holdings, Inc., the acquisition, if concluded will be consolidated into Momentous’ accounting and should bring an estimated book value to Momentous of more than 2 cents per share,” said Momentous CEO, Kurt Neubauer.

About Momentous Entertainment Group (MMEG)

Momentous Entertainment Group, Inc. is a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platoforms.  Momentous has a combined management experience of more than 100 years in entertainment, technology and marketing.

Please take note that the Company may use social media to communicate with the public. This communication may include information that could be deemed material information. As a result, the Company encourages interested parties to review the information that it posts on the following social media channels: Facebook (https://facebook.com/momentousent13), Twitter (https://twitter.com/momentousent13), and LinkedIn (https://www.linkedin.com/company/10623581).

To learn more, visit Momentous Entertainment Group’s websites: Products Site www.momentousent.com, Music Site www.momentousmusic.com and Music One Corp www.music1.biz.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Momentous Entertainment Group Inc’s (MMEG) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MMEG to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents MMEG files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on MMEG’s future results. The forward-looking statements included in this press release are made only as of the date hereof. MMEG cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MMEG undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MMEG.

Contact:

Tim Williams

800-314-8912

investors@momentousent.net